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                                                                    Exhibit 1(j)



                                 AMENDMENT NO. 8

                                THE GATEWAY TRUST
                          SECOND AMENDED AGREEMENT AND
                              DECLARATION OF TRUST


1. Pursuant to Section 9.7 of the Second Amended Agreement and Declaration of Trust of The Gateway Trust, and effective upon shareholder approval, the undersigned, being a majority of the Trustees of The Gateway Trust, hereby replace Section 5.1 in its entirety with the following:

       5.1 VOTING POWERS. The Shareholders shall have power to vote only (i) for the election or removal of Trustees as provided in Section 4.1, (ii) with respect to any Adviser as provided in Section 4.6, (iii) with respect to any termination of this Trust or any series to the extent and as provided in Section 9.4, (iv) with respect to any amendment of this Declaration of Trust to the extent and as provided in Section 9.7, (v) to the same extent as the shareholders of an Ohio business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, and (vi) with respect to the additional matters relating to the Trust as may be required by the Trust Act or other law, this Declaration of Trust, the By-Laws, or any registration of the Trust with the Securities and Exchange Commission (or any successor agency) or any state, or as the Trustees may consider necessary or desirable. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. Notwithstanding any other provision of this Declaration of Trust, on any matter submitted to a vote of Shareholders, all Shares of the Trust then entitled to vote shall be voted in the aggregate; except (1) when required by the 1940 Act, Shares shall be voted by individual series and not in the aggregate; and (2) when the Trustees have determined that the matter affects only the interests of one or more series, then only Shareholders of such series shall be entitled to vote thereon. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by the Trust Act or other law, this Declaration of Trust, or the By-Laws to be taken by Shareholders.

2. Pursuant to Section 9.7 of the Second Amended Agreement and Declaration of Trust of The Gateway Trust, and effective upon shareholder approval, the undersigned, being a majority of the Trustees of The Gateway Trust, hereby replace Section 9.7 in its entirety with the following:

       9.7 AMENDMENTS. All rights granted to the Shareholders under this Declaration of Trust are granted subject to the reservation of the right to amend this Declaration of Trust as herein provided, except that no amendment shall repeal the limitations on personal liability of any Shareholder or Trustee or repeal the prohibition of assessment upon the Shareholders without the express consent of each Shareholder or Trustee involved. Subject to the foregoing, the provisions of this Declaration of Trust (whether or not related to the rights of Shareholders) may be amended at any time so long as such amendment does not adversely affect the rights of any Shareholder with respect to which such amendment is or


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       purports to be applicable and so long as such amendment is not in contravention of applicable law, including the 1940 Act, by an instrument in writing signed by a majority of the then Trustees (or by an officer of the Trust pursuant to the vote of a majority of such Trustees). Any amendment to this Declaration of Trust that adversely affects the rights of Shareholders may be adopted at any time by an instrument in writing signed by a majority of the then Trustees when authorized to do so by a vote of Shareholders holding a majority of the Shares of each series entitled to vote, except that an amendment which shall affect the holders of one or more series of Shares but not the holders of all outstanding series shall be authorized by vote of the Shareholders holding a majority of the Shares entitled to vote of each series affected and no vote of Shareholders of a series not affected shall be required.

3. This document shall have the status of an amendment to said Second Amended Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


Dated:  October 27, 1998                          /s/ Walter G. Sall
                                                  ---------------------------
                                                  Walter G. Sall

/s/ James M. Anderson                             /s/ Beverly J. Fertig
-----------------------------                     ---------------------------
James M. Anderson                                 Beverly J. Fertig

/s/ Stefen F. Brueckner                           /s/ R. S. Harrison
-----------------------------                     ---------------------------
Stefen F. Brueckner                               R. S. Harrion

/s/ Kenneth A. Drucker                            /s/ William H. Schneebeck
----------------------------                      ---------------------------
Kenneth A. Drucker                                William H. Schneebeck








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                                   SCHEDULE A


                                THE GATEWAY TRUST
                                 SECOND AMENDED
                       AGREEMENT AND DECLARATION OF TRUST



Gateway Fund
Gateway Small Cap Index Fund
Cincinnati Fund